UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – May 1, 2016

EPCYLON TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)

NEVADA	000-53770	27-0156048
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		Number)

131 Bloor Street West, Suite 200/372
Toronto, Ontario, Canada M5S 1R8
(Address of principal executive offices)

(416) 479-0880
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

SECTION 1. REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Master Services Agreement

Effective on May 1, 2016, the Board of Directors of Epcylon Technologies Inc., a Nevada corporation (the “Company”), authorized and approved the execution of that certain three-year master services agreement (the "Master Service Agreement") between AmTote International Inc. (“AmTote International”) and Mobilotto Systems, Inc., the wholly-owned subsidiary of the Company (Mobilotto”), pursuant to which AmTote International desires to license certain assets of Mobilotto for the purpose of incorporating the assets into the Amtote International application. The assets include, but not limited to, the following (collectively, the “Mobilotto Assets”): (i) the Mobilotto Platform, which is the proprietary platform that enables the services to be provided by Mobilotto pursuant to statement of works (collectively, the “SOWs”); (ii) Mobilotto Application, which is the application controlled, operated and offered by Mobilotto to AmTote International as set forth in the SOW; (iii) Mobilotto’s confidential information and intellectual property rights; (iii) API which is the application programming interface to the Mobilotto platform and related documentation that describes the protocol, privacy management, message types, value added services, connectivity options, authentication and authorization procedures, rules, requirements, restrictions and policies for accessing the Mobilotto platform; and (iv) Mobilotto content and documentation. Mobilotto agrees to offer the Mobilotto Assets for use by AmTote International and AmTote agrees to use the Mobilotto Assets in accordance with the SOWs. Mobilotto shall host and maintain the Mobilotto Platform accessible to AmTote International and further AmTote International and Mobilotto shall negotiate and execute one or more SOWs, which shall set out the scope of the deliverables and services to be provided by Mobilotto to AmTote International pursuant to the terms of the Master Service Agreement.

In accordance with the terms and provisions of the Master Service Agreement, Mobilotto granted to AmTote International a non-exclusive, non-sublicensable and non-transferable limited license to: (i) integrate and embed the Mobilotto Assets with the AmTote platform in order to offer and provide the AmTote International application to its client or enable active clients to offer and provide to end users; (ii) use the documentation in connection with the use of the Mobilotto Assets; (iii) use the intellectual property rights related to the Mobilotto Assets, including certain patents; (iv) distribute the content as part of the AmTote International application to clients; and (v) market the AmTote International application.

In further accordance with the terms and provisions of the Master Service Agreement, AmTote International shall pay to Mobilotto the service fees specified in the respective SOW. Such service fees and expenses shall be calculated by Mobilotto on a monthly invoice and invoiced to AmTote International within 15 days after the end of each month.

Lastly, each party’s cumulative liability to the other party for any and all claims or causes of action, whether based on contract, tort or otherwise, that arise under or are related to the Master Service Agreement, shall be limited to the other party’s direct out-of-pocket damages actually incurred, which shall not exceed the amount of fees paid by AmTote International to Mobilotto during the 12 month period immediately preceding the date the claim rose. The Master Service Agreement shall automatically renew for successive terms of one year unless a party provides written notice thirty days prior to any renewal term of its intent not to renew or if terminated sooner by written notice. Either party may terminate the Master Service Agreement upon the other party’s material breach if the other party fails to cure such default within thirty days after receipt of notice specifying the default.

Mutual Confidentiality, Non-Circumvention and Intellectual Property Rights Agreement

Effective on January 7, 2016, the Board of Directors of the Company authorized the execution of that certain one-year mutual confidentiality, non-circumvention and intellectual property rights agreement between the Mobilotto and AmTote International (the “Confidentiality Agreement”). In accordance with the terms and provisions of the Confidentiality Agreement and in light of the Master Service Agreement, each party agreed to maintain in strict confidence all confidential information received from the other party. The parties further agreed that at any time prior to the expiration of three years from the date of the initial term of the Confidentiality Agreement, the identities of any corporation, partnership, proprietorship, trust, individual or any other entities or third parties discussed or disclosed by one party to the other in respect of the Master Service Agreement shall not without prior written consent of the disclosing party directly or indirectly initiate, solicit, negotiate, contract, transact or otherwise enter into any business transaction or seek to by-pass, compete, avoid or circumvent the disclosing party in respect of any business opportunity that relates to the Master Service Agreement.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

10.1	Master Service Agreement dated May 1, 2016 between AmTote International Inc. and Mobilotto Systems, Inc., and Mutual Confidentiality, Non-Circumvention and Intellectual Property Rights Agreement dated January 7, 2016 attached thereto as Exhibit D

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPCYLON TECHNOLOGIES, INC.

DATE: May 20, 2016	/s/ Kyle Appleby
Name: Kyle Appleby
Title: CFO